21.1

                                  Exhibit 21.1






                  Aura Systems, Inc.  (Delaware)

                  Aura Ceramics, Inc. (Delaware)

                  Aura Realty, Inc. (Delaware)

                  AuraSound, Inc. (Delaware)

                  Electrotec Productions, Inc. (California)

                  MYS Corporation (Osaka, Japan)

                  NewCom, Inc. (Delaware)